UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2021 (June 25, 2021)

BlueLinx Holdings Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32383	77-0627356
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1950 Spectrum Circle, Suite 300, Marietta, Georgia	30067
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (770) 953-7000
 ______________________________________________________
(Former name or former address, if changed since last report.)
________________________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(a)    Resignation of Alexander Averitt, Chief Operating Officer

On June 25, 2021, Alexander Averitt, Chief Operating Officer of BlueLinx Holdings Inc. (“BlueLinx” or the “Company”), notified the Company of his decision to resign from the Company, effective as of July 9, 2021 (the “Termination Date”).

In connection with Mr. Averitt’s termination of employment, the Company and Mr. Averitt entered into a separation agreement, dated June 28, 2021 (the “Separation Agreement”), pursuant to which, among other things, Mr. Averitt (i) will resign as Chief Operating Officer of the Company, effective as of the Termination Date, and (ii) will make himself available to provide information regarding matters he worked on during his employment with the Company for a period of twelve months following the Termination Date. Except as indicated in the Separation Agreement, Mr. Averitt's employment agreement with the Company will terminate on the Termination Date, and the payments and benefits due to Mr. Averitt pursuant to the Separation Agreement will be made in lieu of any payments, severance or other benefits described in his employment agreement.

Pursuant to the Separation Agreement, the Company has agreed to pay Mr. Averitt $500,000, payable in accordance with the Company’s normal payroll practices. Also pursuant to the Separation Agreement, the Company has agreed to pay Mr. Averitt the pro rata bonus that would have been payable to him under the terms of the Company’s Short-Term Incentive Plan for fiscal year 2021, had Mr. Averitt remained employed as Chief Operating Officer through the end of fiscal year 2021. The pro rata bonus amount, if any, is based on Mr. Averitt’s annual base salary and bonus percentage as of June 1, 2021 and will be paid at the time that the Company’s 2021 annual bonuses are paid to the other Short-Term Incentive Plan participants. The Company also agreed to provide Mr. Averitt continued participation in the Company’s medical and dental plans until the earlier of Mr. Averitt’s eligibility for any coverage under another employer’s medical or dental insurance plans and July 9, 2022.

In addition, the Company agreed that (i) 2,084 time-based restricted stock units granted to Mr. Averitt in 2019 would vest and become non-forfeitable, and (ii) 12,000 time-based restricted stock units granted to Mr. Averitt in 2020 would vest and become non-forfeitable, in each case, within seven days of the effective date of the general release of claims executed by Mr. Averitt. All of Mr. Averitt’s other outstanding unvested time-based and performance-based restricted stock units will be forfeited on the Termination Date.

Mr. Averitt’s receipt of any of the payments or benefits set forth in the Separation Agreement is conditioned upon the execution and non-revocation of a general release of claims. Under the Separation Agreement, Mr. Averitt confirmed the continued effectiveness of the existing restrictive covenants applicable to him under his employment agreement and his existing noncompetition agreement, subject to certain modifications of the confidentiality obligations of the terms of the employment agreement.

The foregoing description of the Separation Agreement set forth under this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)        Exhibits:

The following exhibits are attached with this Current Report on Form 8-K:

Exhibit No.	Exhibit Description
10.1	Separation Agreement between BlueLinx Corporation and Alexander Averitt, dated June 28, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlueLinx Holdings Inc.

Dated: July 1, 2021	By:	/s/ Shyam K. Reddy
Shyam K. Reddy
Chief Administrative Officer, General Counsel, and Corporate Secretary